Exhibit 3.22

The Commonwealth of Massachusetts

OFFICE OF THE MASSACHUSETTS SECRETARY OF STATE

MICHAEL J. CONNOLLY, Secretary

ONE ASHBURTON PLACE, BOSTON, MASSACHUSETTS 02108

ARTICLES OF ORGANIZATION

(Under G.L. Ch. 156B)

ARTICLE I

The name of the corporation is:

PERINI LAND AND DEVELOPMENT COMPANY, INC.

ARTICLE II

The purpose of the organization is to engage in the following business activities:

See Exhibit A attached.

ARTICLE III

The type and classes of stock and the total number of shares and par value, if any, of each type and class of stock which the corporation is authorized to issue is as follows:

WITHOUT PAR VALUE STOCKS

TYPE	NUMBER OF SHARES
COMMON:
PREFERRED:

WITH PAR VALUE STOCKS

TYPE	NUMBER OF SHARES	PAR VALUE
COMMON:	40,000	$10
PREFERRED:

ARTICLE IV

If more than one class of stock is authorized, state a distinguishing designation for each class. Prior to the issuance of any shares of a class, if shares of another class are outstanding, the corporation must provide a description of the preferences, voting powers, qualifications, and special or relative rights or privileges of that class and of each other class of which shares are outstanding and of each series then established with any class.

N/A

ARTICLE V

The restrictions, if any, imposed by the Articles of Organization upon the transfer of shares of stock of any class are as follows:

None

ARTICLE VI

Other lawful provisions, if any, for the conduct and regulation of business and affairs of the corporation, for its voluntary dissolution, or for limiting, defining, or regulating the powers of the corporation, or of its directors or stockholders, or of any class of stockholders: (If there are no provisions state “None”.)

See Exhibit B attached.

ARTICLE VII

The effective date of organization of the corporation shall be the date approved and filed by the Secretary of the Commonwealth.  If a later effective date is desired, specify such date which shall not be more than thirty days after the date of filing.

The information contained in Article VIII is NOT a PERMANENT part of Articles of Organization and may be changed ONLY by filing the appropriate form provided therefor.

ARTICLE VIII

a.               The post office address of the corporation IN MASSACHUSETTS is:

73 Mt. Wayte Avenue, Framingham, MA 01701

b.              The name, residence and post office address (if different) of the directors and officers of the corporation are as follows:

See Exhibit C attached.

c.               The fiscal year of the corporation shall end on the last day of the month of: December

d.              The name and BUSINESS address of the RESIDENT AGENT of the corporation, if any, is:

C T CORPORATION SYSTEM

2 Oliver Street, Boston, MA 02109

ARTICLE IX

By-laws of the corporation have been duly adopted and the president, treasurer, clerk and directors whose names are set forth above, have been duly elected.

IN WITNESS WHEREOF and under the pains and penalties of perjury, I/WE, whose signature(s) appear below as incorporator(s) and whose names and business or residential address(es) ARE CLEARLY TYPED OR PRINTED beneath each signature do hereby associate with the intention of forming this corporation under the provisions of General Law Chapter 156B and do hereby sign these Articles of Organization as incorporator(s) this 30th day of December 1994  .

/s/Charles W. Meyer

Charles W. Meyer, 2 Oliver Street, Boston, MA 02109

EXHIBIT A

To carry on a general business of acquiring, holding, managing, improving, leasing, buying and selling real estate of whatever kind and wherever situated and rights and interests therein; to plan, develop and utilize and dispose or otherwise avail of housing, industrial, mercantile and other centres including utilization of land for streets, ways, parks, plazas and the like or the release of land to others for such purposes or for utility and other services; to acquire, hold, buy and sell and dispose or otherwise avail of, personal property, tangible or intangible, of whatever kind and wherever situated, including, but not limited to, timber, mining, gas, oil, mineral and similar interests, or any rights or interests therein; to acquire, hold, buy and sell, carry on and dispose or otherwise avail of, fully or partly paid interests in and debt or other obligations of other concerns, wherever and however organized (whether or not such interests or obligations have a ready market or are of a speculative or promotional character) obligations of governmental, municipal or other public organizations and instrumentalities, wherever and however organized, or of individuals or any form of warrant, scrip or receipt for or any rights or interests in any of the foregoing, and while the owner or holder thereof to exercise all of the rights, powers and privileges of ownership in the same manner and to the same extent that a natural person might; to establish, or acquire, buy and sell, and carry on, directly or indirectly, and to dispose or otherwise avail of any one or more businesses, including going enterprises, whether or not of a character related or similar to any of the activities above described or to each other; to carry on a general business of conducting research, experimental and development work and to act as consultant relative to any one or more fields in which the corporation shall from time to time engage and to furnish advice to others with respect thereto; to lend money, credit or security to, to guarantee or assume obligations of, and to aid in any other manner, other concerns, wherever and however organized, or individuals, any interest in or obligation of which or of whom is held by this corporation or in the affairs or prosperity of which or of whom this corporation has a lawful interest and to do all things designed to protect, improve or enhance the value of any such interest or obligation; to join with others in any enterprise conducive to the success of the corporation in partnership, profit-sharing arrangement, union of interests, cooperative or joint adventure, reciprocal concessions or in any other manner and on any terms and conditions; and, in general, in any one or more capacities or relationships, to exercise any and all powers conferred upon business corporations by the laws of the State of Massachusetts, as in force from time to time, wherever and so far as permitted by applicable law in the District of Columbia or any State, Territory or Colony of the United States of America or any one or more countries foreign thereto, each of the foregoing provisions being intended to express a primary object and not merely incidental or ancillary power or authority.

EXHIBIT B

(1) Except as otherwise provided in these Articles of Organization or by the by-laws of the corporation, as from time to time amended, the business of the corporation shall be managed by its board of directors, which shall have and may exercise all the powers of the corporation. The board of directors of the corporation is hereby specifically authorized and empowered from time to time in its discretion

(a)          to make, alter, amend and repeal by-laws of the corporation, except as such power may be limited by any one or more by-laws of the corporation made by the stockholders;

(b)         to determine for any purpose and in any manner not inconsistent with other provisions of these Articles of Organization the amount of the gross assets, of the liabilities, of the net assets or of the net profits of the corporation as the same exist or shall have existed at any time or for any period or periods, and to set apart out of any of the funds of the corporation available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve so created;

(c)          to determine the extent, if any, to which, the time and place at which, and the conditions under which, any stockholder of the corporation may examine books and records of the corporation, other than the original or duplicate stock ledger and any other books now or hereafter required by statute to be kept open for inspection of stockholders of the corporation. No stockholder may examine any books or records of the corporation unless either a right to make such examination shall be expressly conferred by statute or permission to make such examination shall have been given by resolution of the board of directors or vote of the stockholders of the corporation.

(2) Elections of directors need not be by ballot.

(3) The corporation may enter into contracts and otherwise transact business as vendor, purchaser or otherwise with its directors, officers and stockholders and with corporations, joint stock companies, trusts, firms and associations in which they are or may be or become interested as directors, officers, shareholders, members, trustees, beneficiaries or otherwise as freely as though such adverse interest did not exist even though the vote, action or presence of such director, officer or stockholder may be necessary to obligate the corporation upon such contract or transaction; and no such contract or transaction shall be avoided and no such director, officer or stockholder shall be held liable to account to the corporation or to any creditor or stockholder of the corporation for any profit or benefit realized by him through any such contract or transaction by reason of such adverse interest nor by reason of any fiduciary relationship of such director, officer or stockholder to the corporation arising out of such office or stock ownership; provided (in the case of directors and officers but not in the case of any stockholder who is not a director or officer of the corporation) the nature of the interest of such director or officer, though not necessarily the details or extent thereof, be known by or disclosed to the directors. Ownership or beneficial interest in a minority of the stock or securities of another corporation, joint stock company, trust, firm or association shall not be deemed to constitute an interest adverse to this corporation in such other corporation, joint stock company, trust, firm or association and need not be disclosed. A general notice that a director or officer of the corporation is interested in any corporation, joint stock company, trust, firm or association shall be a sufficient disclosure as to such director or officer with respect to all contracts and transactions with that corporation, joint stock company, trust, firm or association. In any event the authorizing or ratifying vote of a majority of the capital stock of the corporation outstanding and entitled to vote passed at a meeting duly called and held for the purpose shall validate any such contract or transaction as against all stockholders of the corporation, whether of record or not at the time of such vote, and as against all creditors and other claimants under the corporation, and no contract or transaction shall be avoided by reason of any provisions of this paragraph (3) which would be valid regardless of such provisions.

(4) The terms, conditions and consideration upon or for which a sale, lease or exchange of all of the property and assets, including the good will and corporate franchises of the corporation is made or authorized may be in whole or in part shares of stock or other securities, or both, of any other corporation or corporations as the board of directors shall deem expedient and for the best interests of the corporation, when and as authorized by the affirmative vote of the holders of a majority of the stock issued and outstanding having voting power at the time of such authorization.

(5) Any vote or votes. authorizing liquidation of the corporation or proceedings for its dissolution may provide, subject to the rights of creditors and preferred stockholders, if any, for the distribution pro rata among the stockholders of the corporation of the assets of the corporation, wholly or in part in kind, whether such assets be in cash or other property, and may authorize the board of directors of the corporation to determine the valuation of the different assets of the corporation for the purpose of such liquidation and may divide or authorize the board of directors to divide such assets or any part thereof among the stockholders of the corporation, in such manner that every stockholder will receive a proportionate amount in value (determined as aforesaid) of cash or property of the corporation upon such liquidation or dissolution even though each stockholder may not receive a strictly proportionate part of each such assets.

(6) The corporation shall, to the extent legally permissible, indemnify each of its directors and officers and former directors and officers and each person who may have served at its request as director or officer of another corporation in which this corporation owns or at the time of such service shall have owned shares of capital stock or of which this corporation is or at the time of such service was a creditor against all liabilities (including expenses) actually and necessarily incurred by such director, officer, former director, former officer or person in connection with the defense of any action, suit or other proceeding in which he shall have been made a party of with which he may be threatened by reason of being or having been a director or officer of this or another corporation as aforesaid, except in relation to any matter or matters as to which such director or officer or former director or officer or person shall be adjudged in such action, suit or proceeding to be liable for negligence or misconduct in the performance of duty; provided, however, that such indemnification shall not cover liabilities in connection with any matter which shall be disposed of through a compromise payment by such director or officer, pursuant to a consent decree or otherwise, unless such compromise shall be approved as in indemnification, (a) by a vote of the board of directors in which no interested director participates, or (b) by a vote or the written approval of the holders of a majority of the outstanding stock at the time having the right to vote for directors, not counting as outstanding any stock owned by any interested director or officer. The rights of indemnification hereby provided shall not be deemed exclusive of or affect other rights to which those indemnified may be entitled, under any by-law, agreement, vote of stockholders, or otherwise. As used in this paragraph, the terms “director” and “officer” include their respective heirs, executors and administrators and an “interested” director or officer is one against whom as such the proceeding in question or another proceeding on the same or similar grounds is then pending.

EXHIBIT C

David B. Perini	Chairman	3 Donnelly Dr.
Dover, MA 02030

John H. Schwarz	Chief Executive Officer	46 White Oak Rd.
Wellesley, MA 02181

Bart W. Perini	President & Chief Operating Officer	280 Belknap Rd.
Framingham, MA 01701

Thomas A. Getz	Vice President	5488 Pennock Pointe Rd.
Jupiter, FL 33458

Paul R. Bogart	Treasurer, Assistant Clerk	46 Gilmore Rd.
Southboro, MA 01772

Barry R. Blake	Assistant Treasurer	31 Pequot Rd.
Wayland, MA 01778

Walter K. McDonough	Clerk	95 Eastwood Circuit
W. Roxbury, MA 02132

John J. Knox	Assistant Clerk	151 Old Country Rd.
West Palm Beach, FL 33414

Francis T. Dubasik	Assistant Clerk	205 W. Ranch Rd.
Tempe, AZ 85284